SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 3, 2008

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Mpls, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In July 2007, Southwestern Public Service Company (SPS), a wholly owned subsidiary of Xcel Energy Inc., filed with the New Mexico Public Regulation Commission (NMPRC) requesting a New Mexico retail electric general rate increase of $17.3 million annually, or 6.6 percent.  The rate filing is based on a 2006 calendar year base period adjusted for known and measurable changes and includes a requested rate of return on equity (ROE) of 11.0 percent, an electric rate base of approximately $307.3 million and an equity ratio of 51.2 percent. In addition to the base rate costs described above, SPS sought to implement a rate rider to recover costs for the Lea Power Partners (LPP) project which had been expected to come on line on June 1, 2008.  Lea Power is a natural gas combined cycle 602MW plant currently being constructed near Hobbs, New Mexico. In March 2008, SPS filed rebuttal testimony reducing the rate increase request to $16.6 million, based on a 10.7 percent ROE.

In April 2008, hearings on SPS’s application were held, in which the parties agreed to move consideration of the LPP power purchase agreement costs to a future rate proceeding to be initiated by SPS this fall.  SPS is expected to start taking energy beginning in late summer of 2008 when Lea Power reaches commercial operations.

On July 3, 2008, the hearing examiner issued a recommended decision, which will be reviewed by the NMPRC before a final order is issued.  The hearing examiner recommended a  $12.6 million increase in electric rate revenue, including a 10.14 percent ROE.  In addition to reductions in the revenue deficiency as a result of the recommended ROE, the hearing examiner recommended the exclusion of approximately $3.5 million of historical demand-side management costs from rates and a reduction in certain rate case preparation and power plant outage expenses from the test year.  SPS will file exceptions to the recommended decision before the NMPRC takes final action by August 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

July 10, 2008